Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the James Hardie Industries Public Limited Company Amended and Restated 2001 Equity Incentive Plan, James Hardie Industries Public Limited Company Long Term Incentive Plan, and James Hardie Industries plc 2020 Non-Executive Director Equity Plan of our reports dated May 20, 2025, with respect to the consolidated financial statements of James Hardie Industries plc and the effectiveness of internal control over financial reporting of James Hardie Industries plc included in its Annual Report (Form 20-F) for the year ended March 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

July 29, 2025